Exhibit 99.1

Dear Dr. Liu,

I have served as a Director since inception of LTUS. The transparency, communication, and operations of the public company are in question. I have made repeated requests for information that should be available to Directors. Most recently my request for a date of the next Board meeting has gone unanswered. Often you have sent me signature pages to sign off on without sending the supporting documents. Emails in both English and Chinese have gone unanswered. In light of this, please consider my resignation effective immediately. I respectfully demand that this resignation letter be included in the 8-k filing. I have copied this to your counsel.

Respectfully yours,
Ian Ashley, MD